FREE WRITING PROSPECTUS Dated May 19, 2022	Filed Pursuant to Rule 433 Registration No. 333-263473 Registration No. 333-263473-02

*Pricing Details* Carvana Auto Receivables Trust 2022-P2 (CRVNA 2022-P2)

Active Joint Lead Bookrunners (A1-N): Wells Fargo(str), BNPP, Deutsche Bank

Passive Joint Lead Bookrunners (A1-N): Citi, Credit Suisse, Santander

Joint Placement Agent ( R): Wells Fargo(str), Credit Suisse, Baird

CLS	SIZE(MM)	OFFERED(MM)	WAL*	P.WIN*	E.FIN	L.FIN	S/K	BENCH	SPRD	YLD%	CPN%	$PX

A1	$82.000	$77.900	0.22	01-06	11/22	06/23	A1+/K1+	I-CURVE	55	1.506	1.506	100.00000
A2	$185.500	$176.225	1.03	06-20	01/24	07/25	AAA/AAA	I-CURVE	125	3.362	3.330	99.99133
A3	$185.500	$176.225	2.36	20-38	07/25	04/27	AAA/AAA	I-CURVE	150	4.171	4.130	99.98846
A4	$97.550	$92.672	3.70	38-52	09/26	02/28	AAA/AAA	I-CURVE	200	4.790	4.680	99.78754
B	$18.450	$17.527	4.46	52-56	01/27	04/28	AA/AA+	I-CURVE	250	5.311	5.080	99.31340
C	$17.550	$16.672	4.78	56-60	05/27	05/28	A/A+	I-CURVE	290	5.720	5.440	99.11055
D	$18.450	$17.527	5.19	60-65	10/27	05/29	BBB/BBB+	I-CURVE	375	6.577	6.280	99.08356
**N	$10.587	$10.057	0.75**	05-15**	08/23	05/29	BB-/BBB-	I-CURVE	405	5.843	4.370	98.97318
**R PRIVATELY PLACED

* Based on 1.30% ABS Pricing Speed to 2% Call

** Based on Case 2 assumptions outlined in the Class N OM and Certificate PPM attached

** Transaction Details **

Rated Notes Issued Amount: $615+MM *No Grow*

Rated Notes Offered Amount: $584+MM *No Grow*

Offering Format: A1-D: SEC Registered / N-R: 144A, Reg S

Exp. Ratings:	S/K
ERISA:	A1-D: Yes / N-R: No
Min Denoms:	A1-D: $1k x $1k / N: $500k x $1k / R: 1.75k Unit x 1 Unit
Expected Settle:	May 25, 2022
First Pay Date:	June 10, 2022
B&D:	Wells Fargo

** Available Information **

Materials Attached:

Preliminary Prospectus

Preliminary Class N OM

Preliminary Certificate PPM

FWP

CDI File

SSS File (attached)

Investor presentation and performance data file are available on DealRoadshow

* Intex Deal Name: wscrvna2022p2 Password: 67Y9

* Link: https://dealroadshow.finsight.com/ Passcode: CRVNA2022P2

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.